Exhibit 99.3
CONSENT OF
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
Board of Directors
Illumina, Inc.
9885 Towne Centre Drive
San Diego, California 92121
     We hereby consent to the use of our opinion letter dated November 12, 2006 to the Board of Directors of Illumina, Inc. (“Illumina”) included as Annex C to the joint proxy statement/ prospectus which forms a part of the Registration Statement of Illumina on Form S-4 relating to the proposed merger of Solexa, Inc. (“Solexa”) with a subsidiary of Illumina, and to the references to such opinion in such joint proxy statement/ prospectus under the captions “Summary — The Merger and the Merger Agreement — Opinions of Financial Advisors — Opinion of Illumina’s Financial Advisor,” “The Merger — Background of the Merger,” “The Merger — Illumina’s Reasons for the Merger; Recommendation of the Stock Issuance by the Illumina Board of Directors” and “The Merger — Opinions of Financial Advisors — Opinion of Illumina’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
New York, New York
December 1, 2006